Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Black Diamond Therapeutics, Inc. of our report dated August 22, 2019, except for the removal of the conclusion that there is substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1, as to which the date is December 13, 2019, and except for the effects of the reverse stock split discussed in Note 15, as to which the date is January 21, 2020, relating to the financial statements, which appears in Black Diamond Therapeutics, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-235789).

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 30, 2020